CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

KEEMO Fashion Group Limited

69 Wanke Boyu,

Xili Liuxin 1st Rd,

Nanshan District, Shenzen,

Guangdong 518052, China.

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No. 5 of KEEMO Fashion Group Limited, of our report date October 20, 2022, relating to our audit of the balance sheets of KEEMO Fashion Group Limited as of July 31, 2022 and the related statement of operation and comprehensive income, stockholders’ equity, and cash flows for period ended of July 31, 2022 and the related notes included herein.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT (ID: 6723)

Kuala Lumpur, Malaysia
May 12, 2023